Exhibit 10.1

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT OF

PRODAVA 3D, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THIS AGREEMENT.

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LIMITED LIABILITY COMPANY AGREEMENT OF

PRODAVA 3D, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Company Agreement (this “Agreement”), is entered into effective as of June 30, 2014 (the “Effective Date”), by and between the Members set forth on Exhibit A attached hereto, with reference to the following facts:

RECITALS

A.	On March 24, 2014 a Certificate of Formation was filed with the Delaware Division of Corporations to form ProDava 3D, LLC (hereinafter referred to as the “Company”); and
B.	The parties desire to enter into this Agreement to amend and restate in its entirety the Original Agreement to continue to govern the operation and ownership of the Company.

AGREEMENT

NOW, THEREFORE, the parties (subsequently sometimes collectively referred to as the “Members,” or individually as the “Member”) by this Agreement set forth the limited liability company agreement for the Company under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

ARTICLE 1 DEFINITIONS

When used in this Agreement, the following terms will have the meanings set forth below

(all terms used in this Agreement that are not defined in this Article 1 will have the meanings set forth elsewhere in this Agreement):

1.1               “Act” means Title 6, Chapter 18 of the Delaware Code known as the Delaware Limited Liability Company Act, as the same may be amended from time to time.

1.2	“Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(a)	credit to such Capital Account that amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Regulations, after taking into account thereunder any changes during such year in Company Minimum Gain (as determined in accordance with Section 1.704-2(d) of the Regulations) and in Member Non-Recourse Debt Minimum Gain (as determined under Section 1.704-2(i)(3) of the Regulations); and

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(b)         debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

1.3               “Affiliate” means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other legal entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

1.4               “Agreement” means this Limited Liability Company Agreement, as originally executed and as amended from time to time.

1.5	“Annual Budget” will have the meaning ascribed to it in Section 9.3.

1.6               “Bankruptcy” means: (a) the filing of an application by a Member for, or its consent to, the appointment of a trustee, receiver, or custodian of its assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, liquidator, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety

(90) days; or (e) the failure by a Member generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of its inability to pay its debts as they become due.

1.7	“Business” will have the meaning ascribed to it in Section 10.4(a).

1.8               “Business Plan” means the business plan of the Company with respect to the commercialization of the Products and provision of the Services as prepared and agreed to by the Members in good faith.

1.9               “Business Transaction” means any (A) equity or debt financing of Products or 3D kiosks in connection with or for the Location Agreement or (B) manufacturing, purchase order arrangement or joint venture opportunity with respect to Products or 3D kiosks in connection with or for the Location Agreement..

1.10            “Buy-Back Note” will have the meaning ascribed to it in Section 8.5.

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1.11            “Capital Account” means with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 3.2.

1.12            “Capital Contribution” means the total value of cash and fair market value of property (including promissory notes or other obligation to contribute cash or property, including the contribution by Provision of the Location Agreement and other related contracts entered into by Provision in connection therewith) contributed and/or services rendered or to be rendered to the Company by Members.

1.13            “Certificate” means the Certificate of Formation for the Company originally filed with the Delaware Division of Corporations on March 24, 2014 and as amended from time to time.

1.14            “Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

1.15	“Company” means ProDava 3D, LLC, a Delaware limited liability company.

1.16            “Company License Agreement” means the License Agreement dated the same date herewith executed between Provision and the Company with respect to the Products and the Services.

1.17            “Company Minimum Gain” will have the meaning ascribed to the term “Partnership Minimum Gain” in the Regulations Section 1.704-2(d).

1.18            “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at any time during such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such Gross Asset Value as of such time as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset is zero, Depreciation shall be determined with reference to such Gross Asset Value using any reasonable method selected by the Members.

1.19	“DF” means DB Dava LLC, a Delaware limited liability company.

1.20              “DF License Agreement” means the License Agreement dated the same date herewith executed between Provision and DF.

1.21            “Dissolution Event” means with respect to any Member one or more of the following: the Bankruptcy, dissolution or occurrence of any other event which legally terminates the continued membership of any Member under the Act unless the other Members consent to continue the business of the Company pursuant to Section 8.1.

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1.22            “Distributable Cash” means the amount of cash which the Members agree is available for distribution to the Members, taking into account all Company debts, liabilities, and obligations of the Company then due and amounts which the Members deem necessary to place into reserves for customary and usual claims with respect to the Company’s business.

1.23            “Economic Interest” means a Member’s or Economic Interest Owner’s share of one or more of the Company’s Net Profits, Net Losses, and distributions of the Company’s assets pursuant to this Agreement and the Act, but will not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or except as provided in the Act, any right to information concerning the business and affairs of the Company.

1.24            “Economic Interest Owner” means the owner of an Economic Interest who is not a Member.

1.25            “Effective Date” will have the meaning ascribed to it in the preamble to this Agreement.

1.26            “Fiscal Year” means the Company’s fiscal year, which will be the fiscal year ending June 30.

       1.27            “Former Member” will have the meaning ascribed to it in Section 8.1.

                1.28            “Former Member’s Interest” will have the meaning ascribed to it in Section 8.1.

                 1.29             “Funding Termination Date” will have the meaning ascribed to it in Exhibit C hereto.

1.30            “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                         The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members hereunder.

(b)                                         The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as of the following times:

(i)                  the acquisition of a Membership Interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(ii)                the distribution by the Company to a Member of more than a de minimis amount of Company money or property as consideration for a Membership Interest in the Company, if necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(iii)              the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); and

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(iv)               at such other times as necessary or advisable in order to comply with Regulation Sections 1.704-1(b) and 1.704-2.

(c)                                         The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Members.

(d)                                        The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Members reasonably determine that an adjustment pursuant to subparagraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.30(a), Section 1.30(b), or Section 1.30(d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

1.31	“Initial Investment Funds” will have the meaning ascribed to it in Exhibit C.

1.32	“Investment Funds” will have the meaning ascribed to it in Exhibit C.

1.33	“Lifestyle” means Lifestyle Ventures, LLC.

1.34	“Lifestyle Carve-Out” will have the meaning ascribed to it in Section 2.7.

1.35            “Location Agreement” means the Point of Sales Advertising Agreement dated as of April 12, 2013 by and between Provision and Rite Aid.

1.36            “Majority Interest” means one or more Percentage Interests of Members which taken together exceed fifty percent (50%) of the aggregate of all Percentage Interests.

1.37            “Members” means one or more Members. Specifically, “Member” is the person or persons set forth as Members on Exhibit A or the person or persons that succeed any of them in that capacity.

1.38            “Member” means each Person, including, without limitation, the Persons set forth on Exhibit A, who (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Certificate or this Agreement or is an assignee who has become a Member in accordance with Article 7 and (b) has not become subject to a Dissolution Event or ceased to be a Member in accordance with Article 8 for any reason.

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1.39            “Member Minimum Gain” will have the meaning ascribed to “Partnership Minimum Gain” in Regulation Section 1.704-2(b)(2), and the amount of Member Minimum Gain, as well as any net increase or decrease in Member Minimum Gain, for a Company year shall be determined in accordance with Regulation Section 1.704-2(d).

1.40            “Member Nonrecourse Debt” will have the meaning ascribed to the term “Partner Nonrecourse Debt” in Regulations Section 1.704-2(b)(4).

1.41            “Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt.

1.42            “Membership Interest” means a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

1.43            “Net Profits” and “Net Losses” shall mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, and all fees and reimbursements payable to any Member shall be regarded as deductions), with the following adjustments:

(a)                                         Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition of Net Profit or Net Loss shall be added to such taxable income or loss;

(b)                                         Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704- 1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition of Net Profit or Net Loss shall be subtracted from such taxable income or loss;

(c)                                         In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(d)                                        Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)                                         In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with Section 1.18 hereof.

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(f)                                          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profit or Net Loss; and

(g)                                         Notwithstanding any other provision of this definition of Net Profit or Net Loss, any items which are specially allocated pursuant to Section 6.2 hereof shall not be taken into account in computing Net Profit or Net Loss.

1.44            “Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704- 2(b)(1), and the amount of Nonrecourse Deductions for a fiscal year of the Company shall be determined in accordance with the rules of Regulation Section 1.704-2(c).

1.45            “Nonrecourse Liability” will have the meaning set forth in Regulations Section 1.752-l(a)(2).

1.46              “Percentage Interest” means the percentage of a Member set forth opposite the name of such Member under the column “Member’s Percentage Interest” in Exhibit A, as such percentage may be adjusted as set forth in Exhibit C and from time to time pursuant to the terms of this Agreement. Percentage Interests will be determined annually, unless otherwise provided in this Agreement, in accordance with the relative proportions of the Capital Accounts of the Members, effective as of the first day of the Company’s Fiscal Year but with all distributions under this Agreement to be deemed to have occurred on such day immediately prior to determination of the Percentage Interest of a Member.

1.47            “Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

1.48          “Products” means the 3D Systems (as defined in the Company License Agreement).

1.49          “Provision” means Provision Interactive Technologies, Inc., a California corporation.

1.50          “Regulations” will, unless the context clearly indicates otherwise, mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

1.51	“Regulatory Allocations” will have the meaning ascribed to it in Section 6.2(i).

1.52	“Remaining Members” will have the meaning ascribed to it in Section 8.1.

       1.53          “RFR” shall have the meaning ascribed in Section 4.10.

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1.54	“Rite Aid” means Rite Aid Hdqtrs. Corp.

1.55	“SEC” will have the meaning ascribed to it in Section 12.10(c).

1.56	“SEC Rule” will have the meaning ascribed to it in Section 12.8.

1.57	“Securities Act” will have the meaning ascribed to it in Section 12.7.

1.58            “Super Majority Interest” means the Percentage Interests then owned by the Members entitled to vote on a matter or decision as set forth in this Agreement which, when taken together, exceed eighty five percent (85%) of the aggregate of all the Percentage Interests then owned by the Members authorized to vote in respect of said applicable matter or decision under this Agreement.

1.59            “Tax Matters Partner” will be the person set forth on Exhibit D or his or her successor as designated pursuant to Section 9.9.

1.60            “Territory” will have the meaning ascribed to it in the Company License Agreement.

1.61	“Total Investment Funds” will have the meaning ascribed to it in Exhibit C.

1.62            “Transferring Member” shall mean (i) any Member who sells, assigns, pledges, hypothecates, transfers, exchanges or otherwise transfers regardless of whether it was done for consideration or for no consideration all or any portion of its Membership Interest or (ii) any Member who gifts, bequeaths or otherwise transfers regardless of whether it was done for consideration or for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership Interest.

ARTICLE 2 ORGANIZATIONAL MATTERS

2.1               Formation. Pursuant to the Act, the Company was formed on the effective filing date on its Certificate of Formation as a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Division of Corporations and entering into this Agreement, which Agreement will be deemed effective as of the Effective Date. The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement will, to the extent permitted by the Act, control.

2.2               Name. The name of the Company will be “ProDava 3D, LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Members deem appropriate or advisable, provided however, that such name includes the word “ProDava”.

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2.3               Term. The term of this Agreement shall be perpetual unless terminated as hereinafter provided.

2.4               Office and Agent. The Company will continuously maintain an office and registered agent in the State of Delaware as required by the Act. The principal office of the Company will be as the Members may determine. The Company also may have such offices, anywhere within and without the State of Delaware, as the Members from time to time may determine, or the business of the Company may require. The registered agent will be as stated in the Certificate or as otherwise determined by the Members and filed with the Delaware Division of Corporations.

2.5               Addresses of the Members. The respective addresses of the Members are set forth on Exhibit A.

2.6               Purpose of Company. The purpose of the Company is to (i) commercialize the Products throughout the Territory and (ii) engage in any lawful activity for which a limited liability company may be organized under the Act, which is approved by a Super Majority Interest of the Members.

2.7                 Exclusive Rights to Location Agreement. Provision acknowledges and agrees that the Company shall have the sole and exclusive right to finance, manufacture and commercialize the Products contemplated by the Location Agreement and that only Products owned by the Company shall be placed in Rite Aid stores or locations pursuant to the terms of the Location Agreement and that no other Products or kiosks owned or manufactured by any third party shall be placed in Rite Aid stores. Notwithstanding the foregoing, the Members acknowledge and agree that prior to the date hereof, Provision has granted Lifestyle an exclusive right to place 200 3D kiosks owned by Lifestyle in Rite Aid stores within the Territory, which stores shall be solely chosen by Rite Aid pursuant to its roll-out plan for the Products (the “Lifestyle Carve-Out”) and subject to the Company’s RFR set forth in Section 4.10, an option to purchase up to an additional $18,000,000 in 3D kiosks from Provision to be placed in the next national chain (or chains) that enters into a retail market agreement with Provision.

ARTICLE 3 CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. Each Member will contribute such amount or suchp roperty as is set forth on Exhibit A as its Capital Contribution. Further, DF will contribute the Initial Investment Funds as part of its Capital Contribution as further set forth in Exhibit C.

3.2	Capital Accounts.

(a)         There shall be established and maintained for each Member on the books of the Company a Capital Account in accordance with the following provisions: A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752); (3) allocations to such Member of Net Profits; (4) items in the nature of income or gain which are specially allocated pursuant to Section 6.2 hereof; and (5) allocations to such Member of income described in Code Section 705(a)(1)(B). Each Member’s Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752); (3) allocations to such Member of Net Losses; (4) allocations to such Member of expenditures described in Code Section 705(a)(2)(B); and (5) items in the nature of expenses or losses which are specially allocated pursuant to Section 6.2 hereof.

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(b)         In the event of a permitted sale or exchange of a Membership Interest in the Company pursuant to Article 7 hereof, the Capital Account of the Transferring Member shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Section 1.704-1(b)(2)(iv) of the Regulations.

(c)         The manner in which Capital Accounts are to be maintained pursuant to this Section 3.3 is intended to comply with the requirements of Code Section 704(b) and the Regulations promulgated thereunder and the provisions herein regarding maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with such Regulations. If the Company determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 3.3 should be modified in order to comply with Code Section 704(b) and the Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 3.3, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members as set forth in this Agreement.

3.3                                 No Interest. No Member will be entitled to receive any interest on its Capital Contributions.

3.4                                 Failure to Make Contributions. If a Member does not make additional Capital Contributions when required hereunder and as determined by a Super Majority Interest vote of the Members, such Member’s interests in the Company will be diluted as provided in Exhibit C.

3.5                                 Representations and Warranties. Each Member hereby represents and warrants, as of the date of this Agreement, that:

3.5.1          It shall conform to such standards and act in such manner so as to sustain the goodwill and prestige which the other party’s name enjoys.

3.5.2          The Company and the Members shall not issue any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and written approval of the other party, except as may be required by law or securities exchange regulations or as may be necessary in order to discharge the disclosure obligations of any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release.

3.5.3          There are no legal or other impediments preventing such Member from entering into this Agreement and performing its obligations herein.

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3.5.4          It is a duly organized and validly existing legal entity in good standing, and has the full right, power and authority to enter into and perform this Agreement.

3.5.5          Its entrance into this Agreement does not violate, infringe or misappropriate any agreements, rights or obligations of any Person.

3.5.6          There is no threatened or actual litigation against it or regarding its properties or activities that could reasonably be expected to affect its ability to perform under this Agreement.

3.6               Value of Capital Contribution. The current value of the Location Agreement and other related contracts entered into by Provision in connection therewith which are being contributed to the Company and as determined by Provision in good faith is US$12,500,000. DF acknowledges that it had the opportunity to inquire as to the basis of the valuation of Provision’s contribution and agrees with it for the purposes of this Agreement. The value of DF’s contribution will be up to US$50,000,000, as funded by DF in accordance with Exhibit C.

3.7               Additional Contracts. The Parties acknowledge and agree that additional agreements shall be executed to include the DF License Agreement (attached and hereby incorporated by reference) concurrently herewith.

ARTICLE 4 MEMBERS

4.1                    Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member (or any of its owners (or the owner’s shareholders, members, employees officers, directors, Members and advisors), employees, Members, directors, agents, representatives or assigns will be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise. Further, to the fullest extent permissible under the Act, the Company shall indemnify and defend each of the Members, officers, Members and any of the Members’ owners, and their employees, officers, directors, Members, advisors, representatives or assigns from all causes of action relating to their involvement with the Company and its operation pursuant to the terms of Section 11.1 hereof.

4.2                    Admission of Additional Members. The Members, with the Super Majority Interest approval of the Members, may admit additional Members to the Company. Anyadditional Members will obtain Membership Interests and will participate in the, Net Profits, Net Losses, and distributions of the Company on such terms as are determined by the Members and approved by a Super Majority Interest of the Members, including, but not limited to, equal voting rights and management representation. Notwithstanding the foregoing, substitute members may only be admitted in accordance with Article 7.

4.3                    Termination of Membership Interest. Upon the transfer of a Member’s Membership Interest in violation of this Agreement, or the occurrence of a Dissolution Event as to such Member which does not result in the dissolution of the Company, the Membership Interest of a Member will be terminated by the Members or such Membership Interest will be purchased by the Company or remaining Members as provided in this Agreement. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date of this Agreement.

4.4                    Transactions With The Company.

(a) Subject to any limitations set forth in this Agreement and with the prior approval of a Super Majority Interest vote of the disinterested Members after full disclosure of the Member’s involvement, a Member may lend money to and transact other business with the Company. Subject to other applicable law, such Member shall have the same rights and obligations with respect thereto as a Person who is not a Member in making such a loan and/or transact other business to/with the Company, and such a loan and/or business transaction shall not constitute any additional Capital Contribution by the Member. Each of the Members agrees to negotiate in good faith to establish the terms and conditions of any sale of goods or services by a Member to the Company. Furthermore, each of the Members agrees to negotiate in good faith to establish the terms and conditions of any agreement under which the Company will market and sell the goods or services of a Member.

4.5                    Remuneration To Members. Except as otherwise authorized in, or pursuant to, this Agreement, no Member is entitled to remuneration for acting in the Company business, subject to the entitlement of Members winding up the affairs of the Company to reasonable compensation pursuant to Section 10.3.

4.6                    Members Are Not Agents. Pursuant to Section 5.1 and the Certificate, the management of the Company is vested in the Members. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company. The Members shall act on behalf of the Company by action of the agents of the Members referenced in Section 5.1(a).

4.7                    Voting Rights. Members will have the right to approve or disapprove matters as specifically stated in this Agreement, including the following:

(a)                                                                                     Super Majority Approval. The following matters will require the prior vote or written consent by Super Majority Interest of the Members who are not the subject of a Dissolution Event:

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(i)     Except as provided in Section 7.4, the transfer of a Membership Interest and admission of the assignee as a Member of the Company in accordance with Article 7.

(ii)	Any amendment of the Certificate or this Agreement.

(iii)	A decision to relieve the obligation of a Member to make a Capital Contribution.

(iv)	A decision to change the purpose of the Company.

(v)	A decision to admit additional Members to the Company.

(vi)    A decision to sell, lease, transfer or otherwise dispose of the Company’s equity, assets or liabilities.

(vii)	A decision to exercise the RFR as contemplated in Section 2.7.

(viii)    The extension or creation of any guarantee, mortgage, pledge or other security interest on a material asset, or all or substantially all the assets of the Company or a subsidiary thereof, outside the ordinary course of business.

(ix)    A decision to merge or consolidate the Company with another entity, or to acquire the Company in some other manner.

(x)	A decision to establish different classes of Membership Interests.

(xi)    A decision to dissolve the Company or to cease all or substantially all Company’s business and activities.

(xii)    A decision to require an additional contribution of capital by the Members.

(xiii)    To establish subsidiaries of the Company (or joint ventures) to assist in the operation of the Company and Services throughout the Territory, or to invest in an entity outside Company’s main line of business.

(xiv)	To declare a distribution or dividend to any Member.

(xv)	A decision to amend the number of Members of the Company.

(xvi)    A decision to register the equity securities of the Company for an initial public offering with any public securities exchange.

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(xvii)	A decision to amend the compensation paid to Members of the Company

(xviii)   A decision to maintain less cash on hand then is necessary to cover the leading six (6) month period’s expected net losses or “burn rate.”

(xix)    A decision to enter any transaction or business relationship with or between the Members and/or their Affiliates.

(xx)    (i) Any material amendment to the Location Agreement, (iii) a decision to exercise or waive any rights under the Location Agreement or (iii) a decision to approve any matters under the Location Agreement; provided, however, in the event there is any amendment or modification to the Location Agreement, Provision shall promptly notify DF and shall provide DF with such amendment or modification.

(xxi)    Borrowing $10,000 or more in any individual loan or entering into any equipment leasing agreement that requires payment by the Company of $10,000 or more.

(xxii)	Incurring any individual capital expenditure in the amount of

$10,000 or more.

(xxiii)   Granting a security interest in any assets of the Company to secure any loan or other obligation. Purchase money security interests and security interests otherwise granted to vendors in the goods sold to the Company are excluded.

(xxiv)	Retention of any third party service providers.

(xxv)	Formation of acquisition vehicles.

(xxvi)	Any hedging transactions.

(xxvii)	Making any distribution with respect to Members other than tax distributions.

(xxviii)	Establishment of reserves.

(xxix)	Commencement of legal actions.

(xxx)	Decisions with respect to any tax matter.

(xxxi)   The issuance of any press releases with respect to investors, lenders or other sources of capital to the Company.

The restrictive provisions under this Subsection 4.7 shall also apply to actions by any subsidiary of the Company. The Company shall exercise its control of its subsidiaries in order that such subsidiaries shall not take any of the decisions described in this Subsection without the requisite consent as described herein.

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(b)     Approval by Members Holding a Majority Interest. Sections 4.1 and 11.1 on indemnification by the Company will require the vote, approval vote, consent or approval of

Members holding a Majority Interest. In the event there is an impasse among the Members during a meeting or in connection with a vote on a business matter, but not a dispute under the terms and conditions of this Agreement, a neutral party shall be brought into the meeting for the purpose of casting their vote and resolving the impasse. Initially, that objective party shall be a highly objective individual that is mutually agreed to by the Members using their utmost good faith in making such determination, who will be considered a Member under this Agreement in connection with any actions taken by him in his capacity as the objective party. The party may be replaced by a Super Majority Interest vote of the Members.

4.8	Meetings of Members.

(a)         Date, Time and Place of Meetings of Members: Secretary. Meetings of Members may be held at such date, time and place within or without the State of Delaware as the Members may fix from time to time, or if there are two or more Members and they are unable to agree to such time and place, Members holding a Majority Interest will determine the time and place unless otherwise set pursuant to Sections 4.8(b) or (c). No annual or regular meetings of Members are required. At any Members’ meeting, the Members will appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting will prepare minutes of the meeting which will be placed in the minute books of the Company.

(b)         Power to Call Meetings. Unless otherwise prescribed by the Act or by the Certificate, meetings of the Members may be called by any Member, or upon written demand of Members holding more than ten percent (10%) of the Percentage Interests for the purpose of addressing any matters on which the Members may vote.

(c)         Notice of Meeting. Written notice of a meeting of Members will be sent or otherwise given to each Member in accordance with Section 4.8(d) not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice will specify the place, date and hour of the meeting and the general nature of the business to be transacted. Upon written request to a Member by any Person entitled to call a meeting of Members, the Members will immediately cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the Person calling the meeting, not less than ten (10) days nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after the receipt of the request, the Person entitled to call the meeting may give the notice.

(d)         Manner of Giving Notice: Affidavit of Notice. Notice of any meeting of Members will be given either personally or by first-class mail or telegraphic or email or other written communication, charges prepaid, addressed to the Member at the address of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice. If no such address appears on the Company’s books or is given, notice will be deemed to have been given if sent to that Member by first-class mail or telegraphic or email or other written communication to the Company’s principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice will be deemed to have been given at the time when delivered personally or 10 days after it was deposited in the mail or sent by telegram or other means of written communication. If any notice addressed to a Member at the address of that Member appearing on the books of the Company is returned to the Company by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Member at that address, all future notices or reports will be deemed to have been duly given without further mailing if these will be available to the Member on written demand of the Member at the principal executive office of the Company for a period of one year from the date of the giving of the notice. An affidavit of the mailing or other means of giving any notice of any meeting will be executed by the Member or any secretary, assistant secretary, or any transfer agent of the Company giving the notice, and will be filed and maintained in the minute book of the Company.

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(e)         Validity of Action. Any action approved at a meeting, other than by unanimous approval of those entitled to vote, will be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

(f)         Quorum. The presence in person or by proxy of the holders of a Super Majority Interest will constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present shall continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by at least those Members holding a Super Majority Interest. In no event shall any business of the Members be conducted without representatives from both Provision and DF being present for any vote either in person or by proxy.

(g)         Adjourned Meeting; Notice. Any Members’ meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Membership Interests represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Subsection 4.8(f) above. When any meeting of Members is adjourned to another time or place, notice must be given to all Members of the adjourned meeting, and the time and place of the reconvening of said meeting unless the adjournment is for more than forty-five (45) days from the date set for the original meeting, in which case the Members will set a new record date. Notice for such a reconvened meeting shall be made to all Members at the original meeting as required in Subsection 4.8(c), unless such notice is waived in writing by the affected Members. At any adjourned meeting the Company may transact any business which might have been transacted at the original meeting, or which may be included in the proper notice of the reconvening of said meeting.

(h)         Waiver of Notice or Consent. The actions taken at any meeting of Members however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals will be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Person at a meeting will constitute a waiver of notice of that meeting, except when the Person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice except as provided in Section 4.8(e).

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(i)         Action by Written Consent without a Meeting. Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents will be filed with the Members or the secretary, if any, of the Company and will be maintained in the Company records. Any Member giving a written consent, or the Member’s proxy holders, may revoke the consent by a writing received by the Members or secretary, if any, of the Company before written consents of the number of votes required to authorize the proposed action have been filed. Unless the consents of all Members entitled to vote have been solicited in writing, (i) notice of any Member approval of an amendment to the Certificate or this Agreement, a dissolution of the Company, or a merger of the Company, without a meeting by less than unanimous written consent, will be given at least ten (10) days before the consummation of the action authorized by such approval, and (ii) prompt notice will be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent, to those Members entitled to vote who have not consented in writing.

(j)         Telephonic Participation by Member at Meetings. Members may participate in any Members’ meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

(k)         Record Date. In order that the Company may determine the Members of record entitled to notices of any meeting or to vote, or entitled to receive any distribution or to exercise any rights in respect of any distribution or to exercise any rights in respect of any other lawful action, a Member, or Members representing more than ten percent (10%) of the Percentage Interests may fix, in advance, a record date, that is not more than sixty (60) days nor less than ten (10) days prior to the date of the meeting and not more than sixty (60) days prior to any other action. If no record date is fixed:

(i)                  The record date for determining Members entitled to notice of or to vote at a meeting of Members will be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(ii)                The record date for determining Members entitled to give consent to Company action in writing without a meeting will be the day on which the first written consent is given.

(iii)              The record date for determining Members for any other purpose will be at the close of business on the day on which the Members adopt the resolution relating thereto, or the 60th day prior to the date of the other action, whichever is later.

(iv)               The determination of Members of record entitled to notice of or to vote at a meeting of Members will apply to any adjournment of the meeting unless the Members who called the meeting fix a new record date for the adjourned meeting, but the Member who called the meeting will fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set for the original meeting.

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(l)         Proxies. Every Member entitled to vote on a matter hereunder will have the right to do so either in person or by one or more agents authorized by a written proxy signed by the Person and filed with the Members or secretary, if any, of the Company. A proxy will be deemed signed if the Member’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the Member or the Member’s attorney in fact. A proxy may be transmitted by an oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the Member or the Member’s attorney in fact. A validly executed proxy which does not state that it is irrevocable will continue in full force and effect unless (i) revoked by the Person executing it, before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the Person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted; provided, however, that no proxy will be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable will be governed by the provisions of the Act.

4.9	Certificate of Membership Interest.

(a)         Certificate. A Membership Interest may be represented by a certificate of membership. The exact contents of a certificate of membership may be determined by action of the Members but will be issued substantially in conformity with the following requirements. The certificates of membership will be respectively numbered serially, as they are issued, will be impressed with the Company seal or a facsimile thereof, if any, and will be signed by the Members of the Company. Each certificate of membership will state the name of the Company, the fact that the Company is organized under the laws of the State of Delaware as a limited liability company, the name of the Person to whom issued, the date of issue, and the Percentage Interests represented thereby. A statement of the designations, preferences, qualifications, limitations, restrictions, and special or relative rights of the Membership Interest, if any, will be set forth in full or summarized on the face or back of the certificates which the Company will issue, or in lieu thereof, the certificate may set forth that such a statement or summary will be furnished to any holder of a Membership Interest upon request without charge. Each certificate of membership will be otherwise in such form as may be determined by the Members.

(b)         Cancellation of Certificate. All certificates of membership surrendered to the Company for transfer will be canceled and no new certificates of membership will be issued in lieu thereof until the former certificates for a like number of Membership Interests will have been surrendered and canceled, except as in this Agreement provided with respect to lost, stolen, or destroyed certificates.

(c)         Replacement of Lost, Stolen, or Destroyed Certificate. Any Member claiming that its certificate of membership is lost, stolen, or destroyed may make an affidavit or affirmation of that fact and request a new certificate. Upon the giving of a satisfactory indemnity to the Company as reasonably as required by the Members, a new certificate may be issued of the same tenor and representing the same Percentage Interest of membership as was represented by the certificate alleged to be lost, stolen, or destroyed.

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4.10	Right of First Refusal.

(a)    Provision hereby acknowledges and agrees that from the Effective Date, the Company shall have the Right of First Refusal (the “RFR”) for financing Products for installation in those retail location(s) wherein Provision enters into retail market contracts within the United States following the date hereof, including with respect to any opportunity contemplated in Section 2.7, which RFR shall expire when DF has contributed an aggregate maximum amount of their Total Investment Funds of US$50,000,000.

(b)    Upon the Company’s and the Members’ receipt of written notification by Provision of the execution of any retail market contracts which written notification shall be sent to the Company and the Members within five (5) business days of Provision’s execution of any such future retail market contract, the Company shall have ten (10) business days from its receipt of such notification to notify Provision in writing of its acceptance to exercise such RFR of the retail contract so identified by Provision. In the event that Provision has not received written notification of the Company’s election to exercise its RFR by the end of ten (10) business days, said RFR will be deemed to be waived by the Company. Notwithstanding any provision herein to the contrary, the decision to exercise the RFR shall be made exclusively by DF.

ARTICLE 5

 MANAGEMENT AND CONTROL OF THE COMPANY

5.1              Management of the Company by Members.

(a) Exclusive Management by Members. Subject to any provisions of the Certificate and this Agreement relating to actions required to be approved by action of Super Majority Interest or Majority Interest, the business, property and affairs of the Company will be managed by, and all powers of the Company will be exercised under the direction of the Members through the individuals referenced in the next succeeding sentence. Subject to the direction and oversight of the Members, an individual appointed by each Member from time to time shall together manage the day-to-day affairs of the Company. Provision appoints Curt Thornton as its agent to manage the day-to-day affairs of the Company and DF appoints Sean Davatgar as its agent to manage the day-to-day affairs of the Company as of the date hereof. Notwithstanding the foregoing, DF and the person appointed by DF from time to time shall handle all matters, and make all decisions on behalf of the Company, in regard to the Professional Services Agreement, attached hereto as Exhibit B.

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5.2	Powers of Members.

(a)         Powers of Members. Without limiting the generality of Section 5.1, but subject to Section 4.7(a) and Section 5.3, and to the express limitations set forth elsewhere in this Agreement, the Members will collectively have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in the Act. Without limitation, the Members, in addition to the other powers listed in this Agreement, acting together shall specifically have the power to:

(i)                  select and remove any officers, employees, consultants and agents of the Company;

(ii)                prescribe powers and duties for the Company’s officers, employees, consultants and agents that are consistent with applicable law, the Certificate and this Agreement;

(iii)              fix the compensation of the Company’s officers, employees consultants and agents; and

(iv)               establish rules for conducting the Company’s business and affairs, so long as consistent with law, the Certificate and this Agreement.

(b)         Limitations on Power of agents appointed by the Members. On an individual basis, each agent appointed by Members in accordance with Section 5.1(a) shall have no power or authority with respect to the Company; any action taken by the agents hereunder shall be pursuant to Section 5.1(a). Furthermore, the agents will not have authority pursuant to this Agreement to cause the Company to engage in the following transactions without first obtaining the Super Majority Interest approval of the Members:

(i)                  Any act which would make it impossible to carry on the ordinary business of the Company.

(ii)	The confession of a judgment against the Company.

(iii)	Any settlement of litigation, arbitration or other disputes.

(iv)	Any other transaction described in this Agreement as requiring the vote, consent, or approval of the Members.

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5.3              Single Member No Binding Authority. Unless expressly and duly authorized in writing to do so by a Member or Members or otherwise provided in this Agreement, the Professional Services Agreement or the Business Plan, no single Member will have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose without the consent of the other Member. The foregoing shall not, however, be construed as restriction or limitation on any Member, or its owners, or their respective officers, directors, employees, agents or assigns serving in the capacity of a Member if they are duly elected pursuant to the terms of this Agreement.

5.4              Performance of Duties: Liability of Members. A Member will not be liable to the Company or to any other Member for any loss or damage sustained by the Company or any Member, unless the loss or damage will have been the result of (i) fraud, deceit, gross negligence, reckless or intentional misconduct, (ii) a breach by such Member of any other agreement between such Member on one hand, and the Company, its subsidiaries or affiliates on the other hand or (iii) a knowing violation of law by the Member. Each Member will perform its duties as a Member in good faith, in a manner it reasonably believes to be in the best interests of the Company and the other Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Member who so performs the duties of Member will not have any liability by reason of being or having been a Member of the Company.

In performing their duties, the Members will be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Members act in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

(a)         one or more officers, employees or other agents of the Company whom the Members reasonably believe to be reliable and competent in the matters presented;

(b)         any attorney, Arthur Bell, or other person as to matters which the Members reasonably believe to be within such person’s professional or expert competence; or

(c)         a committee upon which the Members do not serve, duly designated in accordance with a provision of the Certificate or this Agreement, as to matters within its designated authority, which committee the Members reasonably believe to merit competence.

5.5              Transactions between the Company and the Members. Other than the Professional Services Agreement, no Member or any Affiliate of a Member shall enter into an agreement or arrangement with the Company without the prior written consent of the other Member.

5.6              Payments to Members. Except as specified in this Agreement, no Member or Affiliate of a Member is entitled to remuneration for services rendered or good provided to the Company as a Member.

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ARTICLE 6

 ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

6.1               Allocations of Net Profit and Net Loss.

(a)         Net Loss. Net Loss will be allocated to the Members in proportion to their Percentage Interests. Notwithstanding the previous sentence, loss allocations to a Member will be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Company Minimum Gain that would be realized on a foreclosure of the Company’s property. Any loss not allocated to a Member because of the foregoing provision will be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 6.1(a). Any loss reallocated under this Section 6.1(a) will be taken into account in computing subsequent allocations of income and losses pursuant to this Article 6, so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this Article 6, to the extent possible, will be equal to the net amount that would have been allocated to each such Member pursuant to this Article 6 if no reallocation of losses had occurred under this Section 6.1(a).

(b)         Net Profit. Net Profit will be allocated to the Members in proportion to their Percentage Interests.

6.2	Special Allocations.

(a)         Minimum Gain Charge back. Notwithstanding Section 6.1, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain that is allocable to the disposition of Company property subject to a Nonrecourse Liability, which share of such net decrease will be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 6.2(a) will be made in proportion to the amounts required to be allocated to each Member under this Section 6.2(a). The items to be so allocated will be determined in accordance with Regulations Section 1.704-2(f) and 1.704-2(j). This Section 6.2(a) is intended to comply with the minimum gain charge back requirement contained in Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(b)         Charge back of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding Section 6.1 , if there is a net decrease in Company Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share will be determined in accordance with Regulations Section 1.704-2(i)(5)) will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease will be determined in accordance with Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 6.2(b) will be made in proportion to the amounts required to be allocated to each Member under this Section 6.2(b). The items to be allocated will be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j). This Section 6.2(b) is intended to comply with the minimum gain charge back requirement contained in Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

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(c)         Nonrecourse Deductions. Notwithstanding Section 6.1, any nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period will be specially allocated to the Members in proportion to their Percentage Interests.

(d)         Member Nonrecourse Deductions. Notwithstanding Section 6.1, those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any Fiscal Year or other period will be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Regulations Section 1.704-2(i).

(e)         Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that causes such Member to have a Adjusted Capital Account Deficit, items of Company income and gain shall be allocated, in accordance with Regulation Section 1.704-1(b)(2)(ii)(d), to the Member in an amount and manner sufficient to eliminate, to the extent required by such Regulation, the Adjusted Capital Account Deficit of the Member as quickly as possible provided that an allocation pursuant to this Section 6.2(e) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.2(e) were not in the Agreement. It is intended that this Section 6.2(e) qualify and be construed as a “qualified income offset” within the meaning of Regulation 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

(f)         Gross Income Allocation. In the event any Member has a deficit balance in its Capital Account at the end of any Fiscal Year which is in excess of the sum of (1) the amount (if any) such Member is obligated to restore to the Company, and (2) the amount such Member is deemed to be obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.2(f) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.2(f) and Section 6.2(e) were not in this Agreement.

(g)         Limitation on Allocation of Net Losses. The allocation of Net Losses to any Member pursuant to Section 6.1(a) hereof shall not exceed the maximum amount of Net Loss that can be so allocated to such Member without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. To the extent an allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Member, the limitation set forth in this Section 6.2(g) shall be applied on a Member by Member basis in accordance with their respective Percentage Interests so as to allocate the maximum permissible Net Loss to each Member without causing any Member to have an Adjusted Capital Account Deficit.

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(h)         Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests in the event that Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulation Section 1.704- 1(b)(2)(iv)(m)(4) applies.

(i)         Curative Allocation. The allocations set forth in Sections 6.2(a), (b), (c), (d), (e), (f), and (g) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulation Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.2, the Regulatory Allocations shall be taken into account if necessary in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

6.3               Code Section 704(c) Allocations. Notwithstanding any other provision in this Article 6, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes. As such, they will not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

6.4               Allocation of Net Profits and Losses and Distributions in Respect of a Transferred Interest. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new member or otherwise, during any Fiscal Year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year will be assigned pro rata to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day will be allocated to the Member based upon its respective Membership Interest at the close of such day. However, for the purpose of accounting convenience and simplicity, the Company will treat a transfer of, or an increase or decrease in, a Membership Interest which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date of this Agreement) as having been consummated on the last day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, of decrease actually occurs (i.e., sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the fifteenth (15th) day of the month). Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company will be allocated solely to the parties owning Membership Interests as of the date such sale or other disposition occurs.

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6.5               Distribution of Assets by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, in such amount and at such times as the Members shall determine by Super Majority Interest, the Members shall distribute from time to time Distributable Cash to the Members, which distributions will be in the following order of priority:

(a)         To the Members in proportion to their unreturned Capital Contributions until each Member has recovered its Capital Contributions; and

(b)	To the Members in proportion to their Percentage Interests.

All such distributions will be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Subject to Section 6.7, neither the Company nor any Member will incur any liability for making distributions in accordance with this Section 6.5.

6.6               Form of Distribution. Except as may be provided in Section 10.4, a Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money and no Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. Except upon dissolution and the winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind.

6.7	Restriction on Distributions.

(a)                                         No distribution will be made if, after giving effect to the distribution:

(i)                  The Company would not be able to pay its debts as they become due in the usual course of business.

(ii)                The Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

(b)                                         The Members may base a determination that a distribution is not prohibited on any of the following:

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(i)                  Financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances.

(ii)	A fair valuation.

(iii)	Any other method that is reasonable in the circumstances.

Except as provided in the Act, the effect of a distribution is measured as of the date the distribution is authorized if the payment occurs within one hundred twenty (120) days after the date of authorization, or the date payment is made if it occurs more than one hundred twenty

(120) days of the date of authorization.

6.8               Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Member or Economic Interest Owner will be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Economic Interest Owner or paid by a Member or Economic Interest Owner for the account of the Company or to a creditor of the Company will be added to the account or accounts from which it was subtracted when it was distributed to the Member or Economic Interest Owner.

6.9               Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article 6 and by this Agreement agree to be bound by the provisions of this Article 6 in reporting their shares of Company income and loss for income tax purposes.

ARTICLE 7

 TRANSFER AND ASSIGNMENT OF INTERESTS

7.1                                 Transfer and Assignment of Interests. Except as provided in Section 7.4, no Member will be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Interest except with the prior written consent of all of the other, non- transferring Members, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act), as the other Members may determine in their sole discretion. Transfers in violation of this Article 7 will only be effective to the extent set forth in Section 7.7. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred will continue to be subject to the terms and provisions of this Agreement and any further transfers will be required to comply with all the terms and provisions of this Agreement.

7.2                                 Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Member will transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Interest: (i) without compliance with Section 12.10, and (ii) if the Membership Interest to be transferred, assigned, sold or exchanged, when added to the total of all other Membership Interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would cause the termination of the Company under the Code, as determined by the Members.

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7.3                                 Substitution of Members. A transferee of a Membership Interest will have the right to become a substitute Member only if (i) the requirements of Sections 7.1 and 7.2 relating to the unanimous consent of the non-transferring Members and securities and tax requirements of this Agreement are met, (ii) such Person executes an instrument satisfactory to the Members accepting and adopting the terms and provisions of this Agreement, and (iii) such Person pays any reasonable expenses in connection with his, her or its admission as a new Member. The admission of a substitute Member will not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company with respect to such assigned the Membership Interest, unless otherwise decided by the transferor and the transferee with the approval of the non-transferring Members.

7.4                                 Affiliate Transfers. The Economic Interest of any Member may be transferred subject to compliance with Section 7.2, and without the prior written consent of all Members as required by Section 7.1, upon consent of the Members, which will not be unreasonably withheld, by such Member to any Affiliate of such Member; it being agreed that in executing this Agreement, each Member has consented to such transfers.

7.5                                 Effective Date of Permitted Transfers. Any permitted transfer of all or any portion of a Membership Interest will be effective as of the date provided in Section 6.4 following the date upon which the requirements of Sections 7.1, 7.2 and 7.3 have been met. The Members will provide the Members with written notice of such transfer as promptly as possible after the requirements of Sections 7.1, 7.2 and 7.3 have been met. Any transferee of a Membership Interest will take subject to the restrictions on transfer imposed by this Agreement.

7.6                                 Rights of Legal Representatives. If a Member is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

7.7                                 Effect to Transfers in Violation of Agreement. If, in the determination of the non- transferring Members, a transfer in violation of this Article 7 would cause the termination of the Company under the Code, in the sole discretion of the non-transferring Members, the transfer will be null and void and the purported transferee will not become either a Member or an Economic Interest Owner. Upon and contemporaneously with any transfer, assignment, conveyance or sale (whether arising out of an attempted charge upon that Member’s Economic Interest by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member’s Economic Interest which does not at the same time transfer the balance of the rights associated with the Membership Interest transferred by the Member (including, without limitation, the rights of the Member to vote or participate in the management of the business, property and affairs of the Company), the Company will purchase from the Member, and the Member will sell to Company for a purchase price of one hundred dollars ($100), all remaining rights and interests retained by the Member that immediately before the transfer, assignment, conveyance or sale were associated with the transferred Economic Interest. Such purchase and sale will not, however, result in the release of the Member from any liability to the Company as a Member. Each Member acknowledges and agrees that the right of the Company to purchase such remaining rights and interests from a Member who transfers a Membership Interest in violation of this Article 7 is not unreasonable under the circumstances existing as of the date of this Agreement.

7.8                                 Right of First Negotiation. If any Member desires to transfer or otherwise dispose all or any part of its Membership Interest, other than pursuant to Section 7.4, such Member will notify the Company and the non-transferring Members in writing of such desire and, for a period of thirty (30) days thereafter, the non-transferring Members and the Company will negotiate with respect to the purchase of such Members’ Membership Interest. During such period, the Member desiring to transfer such Membership Interest may not solicit a transferee for such Membership Interest.

7.9                                 Right of First Refusal. Subject to the restrictions in Section 7.1 and 7.2, each time a Member proposes to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Interest (or as required by operation of law or other involuntary transfer to do so) other than pursuant to Section 7.4, such Member will first offer such Membership Interest to the Company and the non-transferring Members in accordance with the following provisions:

(a)                                         Such Member will deliver a written notice to the Company and the non- transferring Members stating (i) such Member’s bona fide intention to transfer such Membership Interest, (ii) the name and address of the proposed transferee, (iii) the Membership Interest to be transferred, and (iv) the purchase price and terms of payment for which the Member proposes to transfer such Membership Interest.

(b)                                         Within thirty (30) days after receipt of the notice described in Section 7.9(a), each non-transferring Member will notify the Members in writing of its decision to purchase a portion of the Membership Interest being so transferred. The failure of any non-transferring Member to submit a notice within the applicable period will constitute an election on the part of that non- transferring Member not to purchase any of the Membership Interest which may be so transferred. Each non-transferring Member so electing to purchase will be entitled to purchase a portion of such Membership Interest in the same proportion that the Percentage Interest of such non-transferring Member bears to the aggregate of the Percentage Interests of all of the non-transferring Members electing to so purchase the Membership Interest being transferred. In the event any non-transferring Member elects to purchase none or less than all of its pro rata share of such Membership Interest, then the other non-transferring Members can elect to purchase more than their pro rata share. If such non- transferring Members fail to purchase the entire Membership Interest being transferred, the Company may purchase any remaining share of such Membership Interest.

(c)                                         Within ninety (90) days after receipt of the notice described in Section 7.9(a) the Company and the non-transferring Members electing to purchase such Membership Interest will have the first right to purchase or obtain such Membership Interest upon the price and terms of payment designated in such notice. If such notice provides for the payment of non-cash consideration, the Company and such purchasing Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Members.

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(d)                                        If the Company or the non-transferring Members elect not to purchase or obtain all of the Membership Interest designated in such notice, then the transferring Member may transfer the Membership Interest described in the notice to the proposed transferee, providing such transfer (i) is completed within thirty (30) days after the expiration of the Company’s and the non- transferring Members’ right to purchase such Membership Interest, (ii) is made on terms no less favorable to the transferring Member than as designated in the notice, and (iii) the requirements of Sections 7.1, 7.2 and 7.3 relating to the required consent of the Members and securities and tax requirements of this Agreement are met. If such Membership Interest is not so transferred, the transferring Member must give notice in accordance with this Section prior to any other or subsequent transfer of such Membership Interest.

ARTICLE 8

 CONSEQUENCES OF DISSOLUTION OR BANKRUPTCY OF MEMBER

8.1                     Dissolution Event. Upon the occurrence of a Dissolution Event, the Company will dissolve unless the remaining Members (“Remaining Members”) holding a Majority Interest of the remaining Membership Interests consent within ninety (90) days of the Dissolution Event to the continuation of the business of the Company. If the Remaining Members consent to the continuation of the business of the Company, the Company and/or the Remaining Members and/or their Affiliates will have the right to purchase, and the Member whose actions or conduct resulted in the Dissolution Event (“Former Member”) or such Former Member’s legal representative will sell, the Former Member’s Membership Interest (“Former Member’s Interest”) as provided in this Article 8 to avoid dissolution of the Company.

8.2                      Purchase Price. The purchase price for the Former Member’s Interest will be the Capital Account balance of the Former Member as adjusted pursuant to Section 3.3; provided, however, that if the Former Member, such Former Member’s legal representative or the Company deems the Capital Account balance to vary from the fair market value of the Former Member’s Interest by more than ten percent (10%), such party will be entitled to require an appraisal by providing notice of the request for appraisal within fifteen (15) days after the determination of the Remaining Members to continue the business of the Company. In such event, the value of the Former Member’s Interest will be determined by three (3) independent appraisers, one selected by the Former Member or such Former Member’s legal representative, one selected by the Company, and one selected by the two appraisers so named. The fair market value of the Former Member’s Interest will be the average of the two (2) appraisals closest in amount to each other. In the event the fair market value is determined to vary from the Capital Account balance by less than ten percent (10%), the party requesting such appraisal will pay all expense of all the appraisals incurred by the party offering to enter into the transaction at the Capital Account valuation. In all other events, the party requesting the appraisal will pay one-half of such expense and the other party will pay one-half of such expense. Notwithstanding the foregoing, if the Dissolution Event results from a proven breach of this Agreement by the Former Member, the purchase price will be reduced by an amount equal to the damages suffered by the Company or the Remaining Members as a result of such breach.

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8.3                  Notice of Intent to Purchase. Within thirty (30) days after the Members have notified the Remaining Members as to the purchase price of the Former Member’s Interest determined in accordance with Section 8.2, each Remaining Member will notify the Members in writing of its desire to purchase a portion of the Former Member’s Interest. The failure of any Remaining Member to submit a notice within the applicable period will constitute an election on the part of the Member not to purchase any of the Former Member’s Interest. Each Remaining Member so electing to purchase will be entitled to purchase a portion of the Former Member’s Interest in the same proportion that the Percentage Interest of the Remaining Member bears to the aggregate of the Percentage Interests of all of the Remaining Members electing to purchase the Former Member’s Interest.

8.4                   Election to Purchase Less Than All of the Former Member’s Interest. If any Remaining Member elects to purchase none or less than all of its pro rata share of the Former Member’s Interest, then the Remaining Members can elect to purchase more than their pro rata share. If the Remaining Members fail to purchase the entire interest of the Former Member, the Company will purchase any remaining share of the Former Member’s Interest.

8.5                  Payment of Purchase Price. The total purchase price for the Former Member’s Interest will be paid at the closing by the Company or the Remaining Members, as the case may be, and may be paid in the form of (i) cash; (ii) securities of the Remaining Members; (iii) assumption of liabilities or other transaction to which the parties agree; or (iv) in the form of a promissory note issued to the Former Member (each a “Buy-Back Note”), provided, however, that the Buy-Back Note may only represent up to seventy five percent (75%) of the purchase price. Further, the Buy-Back Note shall be a four (4) year note, with simple interest accruing at the prime rate as published by the Wall Street Journal™ and adjusted on January 2nd of each year.

8.6                   Closing of Purchase of Former Member’s Interest. The closing for the sale of a Former Member’s Interest pursuant to this Article 8 will be held at 10:00 a.m. at the principal office of Company no later than sixty (60) days after the determination of the purchase price, except that if the closing date falls on a Saturday, Sunday, or Delaware legal holiday, then the closing will be held on the next succeeding business day. At the closing, the Former Member or such Former Member’s legal representative will deliver to the Company or the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member’s Interest. The Former Member or such Former Member’s legal representative, the Company and the Remaining Members will do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

8.7                   Purchase Terms Varied by Agreement. Nothing contained in this Agreement is intended to prohibit Members from agreeing upon other terms and conditions for the purchase by the Company or any Member of the Membership Interest of any Member in the Company desiring to retire, withdraw or resign, in whole or in part, as a Member.

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ARTICLE 9

 ACCOUNTING, RECORDS, REPORTING BY MEMBERS

9.1                     Books and Records. The books and records of the Company will be kept, and the financial position and the results of its operations recorded, in accordance with United States generally accepted accounting principles. The books and records of the Company will reflect all the Company transactions and will be appropriate and adequate for the Company’s business. The Company will maintain at its principal office all of the following:

(a)    A current list of the full name and last known business or residence address of each Member and Economic Interest Owner set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member and Economic Interest Owner;

(b)	A current list of the full name and business or residence address of each Member;

(c)    A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

(d)    Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(e)    A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(f)     Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

(g)    The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

9.2	Delivery to Members and Inspection.

(a)    Each Member, Member and Economic Interest Owner has the right, upon 15 days of written request for purposes reasonably related to the interest of the Person as Member, Member or Economic Interest Owner, to:

(i)                                       inspect and copy during normal business hours any of the Company records described in Section 9.1; and

(ii)                                    obtain from the Company, within thirty days after their becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year.

(b)    Any request, inspection or copying by a Member or Economic Interest Owner under this Section 9.2 may be made by that Person or that Person’s agent or attorney.

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(c)    The Members will within thirty days furnish to a Member a copy of any amendment to the Certificate or this Agreement executed by a Member pursuant to a power of attorney from the Member.

9.3	Annual Statements.

(a)    The Company will cause an annual report to be sent to each of the Members not later than one-hundred twenty (120) days after the close of the Fiscal Year. The report will contain a balance sheet as of the end of the Fiscal Year and an income statement and statement of changes in financial position for the Fiscal Year. Such financial statements will be accompanied by the report thereon, if any, of Arthur Bell engaged by the Company or, if there is no report, the certificate of a Member that the financial statements were prepared without audit from the books and records of the Company.

(b)    The Company will cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members’ and Economic Interest Owners’ federal and state income tax returns. The Members will send or cause to be sent to each Member or Economic Interest Owner within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and, if the Company has thirty-five (35) or fewer Members, a copy of the Company’s federal, state, and local income tax or information returns for that year.

(c)    The Company will cause to be filed at least annually any statements required to be filed with the Delaware Division of Corporations.

(d)    Within thirty (30) days of the end of the Fiscal Year, Provision shall prepare and circulate to the Members an annual budget for the following Fiscal Year which annual budget shall be prepared in accordance with the terms set forth in the Business Plan and shall be approved by the Members (the “Annual Budget”). The initial Annual Budget for the remainder of Fiscal Year 2014 shall be prepared by Provision within thirty (30) days from the date hereof in accordance with the terms set forth in the Business Plan and shall be approved by DF.

9.4                   Monthly Reports. The Company will cause a monthly report to be sent to each of the Members not later than ten (10) business days after the end of such month.

9.5                     Financial and Other Information. The Company will provide such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may reasonably request. The Company will distribute to the Members, promptly after the preparation or receipt thereof by the Company, any financial or other information relating to any Person in which the Company owns, directly or indirectly, an equity interest, including any filings by such Person under the Securities Exchange Act of 1934, as amended, that is received by the Company with respect to any equity interest of the Company in such Person.

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9.6                      Filings. The Company, at Company expense, will cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Company, at Company expense, will also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If a Member required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Member or Member may prepare, execute and file that document with the Delaware Division of Corporations.

9.7                      Bank Accounts. The Company will maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and will not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

9.8                      Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth in this Agreement, will be made by the Members. The Members may rely upon the advice of their accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

9.9                     Tax Matters for the Company Handled by Members and Tax Matters Partner. The Members will from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members. The Tax Matters Partner, as defined in Code Section 6231, will represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and will expend the Company funds for professional services and costs associated therewith. The Tax Matters Partner will oversee the Company tax affairs in the overall best interests of the Company. If for any reason the Tax Matters Partner can no longer serve in that capacity or ceases to be a Member or Member, as the case may be, Members holding a Majority Interest may designate another to be Tax Matters Partner. Notwithstanding the foregoing, all major tax elections shall be decided by the Members on advice and counsel of the Tax Matters Partner. All reasonable expenses of the Tax Members Partner shall be reimbursed promptly by the Company.

ARTICLE 10

DISSOLUTION AND WINDING UP

10.1                           Dissolution. The Company will be dissolved, its assets will be disposed of, and its affairs wound up on the first to occur of the following:

(a)                 Upon the happening of any event of dissolution specified in the Certificate;

(b)	Upon the entry of a decree of judicial dissolution pursuant to the Act;

(c)	Upon the Super Majority Interest vote of the Members pursuant to Section 4.7;

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       (d)            The occurrence of a Dissolution Event and the failure of the Remaining Members to consent in accordance with Section 8.1 to continue the business of the Company within ninety (90) days after the occurrence of such event or the failure of the Company or the Remaining Members to purchase the Former Member’s Interest as provided in Article 8; or

10.2               Certificate of Dissolution. As soon as possible following the occurrence of any of the events specified in Section 10.1, the Members who have not wrongfully dissolved the Company or, if none, the Members, will execute a certificate of dissolution in such form as will be prescribed by the Delaware Division of Corporations and file the certificate as required by the Act.

10.3                Winding Up. Upon the occurrence of any event specified in Section 10.1, the Company will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Members who have not wrongfully dissolved the Company or, if none, the Members, will be responsible for overseeing the winding up and liquidation of Company, will take full account of the liabilities of Company and assets, will either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, will cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.5. The Persons winding up the affairs of the Company will give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Members or Members winding up the affairs of the Company will be entitled to reasonable compensation for such services.

10.4                Distributions in Kind. Upon the occurrence of any event specified in Section 10.1, the Company shall be distributed to one of the Members pursuant to the following procedure:

(a)    The tangible and general intangible assets owned or developed by the Company, but specifically excluding Provision’s rights under the Company License Agreement (the “Business”), shall be valued at its fair market value by an appraiser agreed upon by the Members. In the event that the Members are unable to agree upon an appraiser within thirty (30) days, the Members shall each name an appraiser experienced in the valuation of closely-held companies (in the business of the Company) and each such appraiser shall make an independent determination of the fair market value of the Business. The appraised value shall be the average of the two (2) valuations; provided, however, that in the event that the lower of the two resulting valuations is less than ninety percent (90%) of the higher valuation, the original appraisers shall appoint a third appraiser whose determination of the value of the Business shall be the appraised value. Written notice setting forth the appraised value shall be delivered to the Members immediately upon completion of the appraisal.

(b)    Each of the Members shall, within ten (10) days of the completion of the appraisal, submit a sealed bid setting forth the price and payment terms to a person to be agreed upon by the Members. The person to whom the bids have been submitted shall determine the higher bid based on the net present value of each bid. Immediately upon the completion of the determination of the higher bid, such person shall notify each of the Members of the higher bidder and the terms of the higher bid. Each of the Members hereby agrees that the determination of such person shall be final and binding upon the Members, without regard to the individual components of the bid.

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(c)    The Member submitting the higher bid shall pay to the Company the consideration set forth in its bid pursuant to the terms of its bid.

(d)    Notwithstanding the foregoing, the unsuccessful bidder shall have the right to use any proprietary knowledge and information provided by such bidder to the Company or based on information provided by such bidder to the Company, including, but not limited to, any intellectual property, trade secrets, marketing methods, data, properties, or personnel; provided, however, that the unsuccessful bidder shall not have the right to use any patents, registered trademarks or registered copyrights issued in the United States and owned by the Company at the time of the occurrence of any event specified in Section 10.1.

10.5	Order of Payment of Liabilities Upon Dissolution.

(a)    After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets will be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs. Such liquidating distributions will be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

(b)    The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, has been adequately provided for if the payment has been provided for by either of the following means:

(i)                  Payment thereof has been assumed or guaranteed in good faith by one or more financially responsible Persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members or Members to be adequate at the time of any distribution of the assets pursuant to this Section.

(ii)                The amount of the debt or liability has been deposited as provided in the Delaware General Corporations Law.

(c)    This Section 10.5(c) will not prescribe the exclusive means of making adequate provision for debts and liabilities.

10.6                 Compliance with Regulations. All payments to the Members upon the winding and dissolution of Company will be strictly in accordance with the positive capital account balance limitation and other requirements of Regulations Section 1.704-l(b)(2)(ii)(d).

10.7                 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member will only be entitled to look solely at the assets of Company for the return of its positive Capital Account balance and will have no recourse for its Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against the Members or any other Member except as provided in Article 11.

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10.8                 Certificate of Cancellation. The Members or Members who filed the certificate of dissolution will cause to be filed in the office of, and on a form prescribed by, the Delaware Division of Corporations, a certificate of cancellation of the Certificate upon the completion of the winding up of the affairs of the Company.

10.9                 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member will not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Economic Interests. Accordingly, except where the Members have failed to liquidate the Company as required by this Article 10, each Member by this Agreement waives and renounces its right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Certificate or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 10.9 will be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1       Indemnification. The Company will indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he, she or it is or was a Member, Member, officer, employee or other agent of the Company (or, as permitted under the Act, any of the Members’ owners, and their employees, officers, directors, Members, advisors, representatives or assigns) or that, being or having been such a Member, Member, officer, employee or agent, he or she is or was serving at the request of the Company as a Member, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to subsequently as an “agent” for purposes of this Section 11), to the fullest extent permitted by applicable law in effect on the date of this Agreement and to such greater extent as applicable law may hereafter from time to time permit. The Members will be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company pursuant to this Agreement, upon such terms and conditions as the Members deem appropriate in their business judgment.

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11.2        Insurance. The Company will have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under applicable law.

11.3       Directors and Officers Insurance. Within sixty (60) days of the Effective Date, the Company shall purchase Directors and Officers insurance for the Members and Officers with coverage of at least US$5,000,000 from an insurer selected by the Members.

ARTICLE 12

INVESTMENT REPRESENTATIONS

Each Member by this Agreement represents and warrants to, and agrees with, the

Members, the other Members, and the Company as follows:

12.1                        Preexisting Relationship or Experience. (i) Such Member has a preexisting personal or business relationship with the Company or one or more of its officers, Members or control persons or (ii) by reason of its business or financial experience, or by reason of the business or financial experience of its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting its own interests in connection with this investment.

12.2             No Advertising. Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

12.3                           Investment Intent. Such Member is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

12.4                         Purpose of Entity. If the Member is a corporation, partnership, limited liability company, trust, or other entity, it was not organized for the specific purpose of acquiring the Membership Interest.

12.5                          Residency. Such Member is organized in the state indicated by such Member’s name on the signature page to this Agreement.

12.6                       Economic Risk. Such Member is financially able to bear the economic risk of an investment in the Membership Interest, including the total loss thereof.

12.7                           No Registration of Membership Interest. Such Member acknowledges that the Membership Interest has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable blue sky laws in reliance, in part, on its representations, warranties, and agreements in this Agreement.

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12.8            Membership Interest in Restricted Security. Such Member understands that the Membership Interest is a “restricted security” under the Securities Act in that the Membership Interest will be acquired from the Company in a transaction not involving a public offering, and that the Membership Interest may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interest must be held indefinitely. In this connection, such Member understands the resale limitations imposed by the Securities Act and is familiar with Securities and Exchange Commission Rule (“SEC Rule”) 144, as presently in effect, and the conditions which must be met in order for that Rule to be available for resale of “restricted securities.”

12.9                         No Obligation to Register. Such Member represents, warrants, and agrees that the Company and the Members are under no obligation to register or qualify the Membership Interest under the Securities Act or under any state securities law, or to assist it in complying with any exemption from registration and qualification.

12.10          No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting Article 7, such Member will not make any disposition of all or any part of the Membership Interest which will result in the violation by it or by the Company of the Securities Act, the Delaware General Corporation Law, or any other applicable securities laws. Without limiting the foregoing, such Member agrees not to make any disposition of all or any part of the Membership Interest unless and until:

(a)    There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

(b)    (i) Such Member has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Members, such Member has furnished the Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law.

(c)    In the case of any disposition of all or any part of the Membership Interest pursuant to SEC Rule 144, in addition to the matters set forth in Section 12.10(b), such Member will promptly forward to the Company a copy of any Form 144 filed with the Securities and Exchange Commission (the “SEC”) with respect to such disposition and a letter from the executing broker satisfactory to the Company evidencing compliance with SEC Rule 144. If SEC Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any such disposition have changed from its present interpretations thereof, such Member will provide the Company with such additional documents as the Members may reasonably require.

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12.11                        Legends. Such Member understands that the certificates (if any) evidencing the Membership Interest may bear one or all of the following legends:

(a)    “THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH IN THE COMPANY’S LIMITED LIABILITY COMPANY AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b)	Any legend required by applicable state securities laws.

12.12                     Investment Risk. Such Member acknowledges that the Membership Interest is a speculative investment which involves a substantial degree of risk of loss by it of its entire investment in the Company, that such Member understands and takes full cognizance of the risk factors related to the purchase of the Membership Interest, and that the Company is newly organized and has no financial or operating history.

12.13                     Investment Experience. Such Member is an experienced investor in unregistered and restricted securities of limited liability companies or limited partnerships.

12.14          Restrictions on Transferability. Such Member acknowledges that there are substantial restrictions on the transferability of the Membership Interest pursuant to this Agreement, that there is no public market for the Membership Interest and none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Company.

12.15                       Information Reviewed. Such Member has received and reviewed all information such Member considers necessary or appropriate for deciding whether to purchase the Membership Interest. Such Member has had an opportunity to ask questions and receive answers from the Company and its officers, Members and employees regarding the terms and conditions of purchase of the Membership Interest and regarding the business, financial affairs, and other aspects of the Company and has further had the opportunity to obtain all information (to the extent the Company possesses or can acquire such information without unreasonable effort or expense) which such Member deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to it.

12.16                       No Representations By Company. Neither any Member, any agent or employee of the Company or of any Member, or any other Person has at any time expressly or implicitly represented, guaranteed, or warranted to it that such Member may freely transfer the Membership Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Membership Interest, that past performance or experience on the part of the Members or their Affiliates or any other person in any way indicates the predictable results of the ownership of the Membership Interest or of the overall Company business, that any cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

12.17                       Consultation with Attorney. Such Member has been advised to consult with its own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent such Member considers necessary.

12.18                    Tax Consequences. Such Member acknowledges that the tax consequences to it of investing in the Company will depend on its particular circumstances, and neither the Company, the Members, the Members, nor the partners, shareholders, members, Members, agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the tax consequences to it of an investment in the Company. Such Member will look solely to, and rely upon, its own advisers with respect to the tax consequences of this investment.

12.19                       No Assurance of Tax Benefits. Such Member acknowledges that there can be no assurance that the Code or the Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction, or credit among the Members may not be challenged by the Internal Revenue Service.

12.20           The Member is an “accredited investor” as that term is defined under Rule 501(a) under the Securities Act.

12.21               Indemnity. Such Member will indemnify and hold harmless the Company, each and every Member, each and every other Member, and any officers, directors, shareholders, Members, members, employees, partners, agents, attorneys, registered representatives, and control persons of any such entity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of or arising from any misrepresentation or misstatement of facts or omission to represent or state facts made by such Member including, without limitation, the information in this Agreement, against losses, liabilities, and expenses of the Company, each and every Member, each and every other Member, and any officers, directors, shareholders, Members, members, employees, partners, attorneys, accountants, agents, registered representatives, and control persons of any such Person (including attorneys’ fees, judgments, fines, and amounts paid in settlement, payable as incurred) incurred by such Person in connection with such action, suit, proceeding, or the like.

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ARTICLE 13 MISCELLANEOUS

13.1       Complete Agreement. This Agreement, its Exhibits and the Certificate constitute the complete and exclusive statement of agreement among the Members and Members with respect to the subject matter of this Agreement and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and Members or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Members or Members or have any force or effect whatsoever. To the extent that any provision of the Certificate conflict with any provision of this Agreement, to the extent allowed by the Act and applicable law, this Agreement will control.

13.2      Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

13.3       Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement will confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and Members and their respective successors and assigns nor will anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor will any provision give any third person any right of subrogation or action over or against any party to this Agreement.

13.4       Pronouns: Statutory References. All pronouns and all variations thereof will be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

13.5      Headings. All headings in this Agreement are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

13.6      Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion will be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

13.7       References to this Agreement. Numbered or lettered articles, sections and subsections in this Agreement contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

13.8      Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws and decisions of the State of New York, without regard to the conflicts of law provisions thereof. The Members intend the provisions of the Act to be controlling as to any matters not set forth in this Agreement. Any suit or proceeding arising in respect to this Agreement will be tried in any court located in the State of New York, and each of the parties hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such courts.

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13.9       Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.10    Exhibits. All Exhibits attached to this Agreement are incorporated and will be treated as if set forth in this Agreement.

13.11    Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance will be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid will not be affected thereby.

13.12    Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.

13.13     Notices. Any notice to be given or to be served upon the Company or any party to this Agreement in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member or Member at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

13.14    Amendments. All amendments to this Agreement will be in writing and signed by all of the Members approving the amendment.

13.15     Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

13.16     No Interest in Company Property; Waiver of Action for Partition. No Member or Economic Interest Owner has any interest in specific property of the Company. Without limiting the foregoing, each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

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13.17     Multiple Counterparts. This Agreement may be executed in one or more counterparts, including counterparts transmitted by telecopier, telefax or Adobe Acrobat PDF copies attached to an email, all of which shall be considered one and the same Agreement. Facsimile or Adobe Acrobat PDF copies with signatures of the parties to this Agreement, or their duly authorized representatives, shall be legally binding and enforceable when one or more counterparts have been signed by each party and delivered to the other parties. All such facsimile or Adobe Acrobat PDF copies are declared as originals and accordingly admissible in any jurisdiction or tribunal having jurisdiction over any matter relating to this Agreement.

13.18     Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute will be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

13.19      Time is of the Essence. All dates and times in this Agreement are of the essence.

13.20     Remedies Cumulative. The remedies under this Agreement are cumulative and will not exclude any other remedies to which any Person may be lawfully entitled.

[SIGNATURES FOLLOW ON NEXT PAGE]

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IN WITNESS WHEREOF, all of the Members of ProDava 3D, LLC, a Delaware limited liability company, have executed this Agreement, effective as of the Effective Date.

MEMBERS:

PROVISION INTERACTIVE TECHNOLOGIES, INC.

By/s/Curt Thornton

Name: Curt Thornton

Title:	CEO

DB DAVA LLC

By: /s/Jason Meyer

Name: Jason Meyer

Title: Authorized Signatory

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EXHIBIT A

CAPITAL CONTRIBUTION OF MEMBERS AND ADDRESSES OF MEMBERS AND MEMBERS AS OF

June 30, 2014

MEMBERS:

Member’s Name	Member’s Address	Member’s Capital Contribution	Member’s Percentage Interest
Provision Interactive	9253 Eton Avenue	US $12,500,000,	20%*
Technologies, Inc.	Chatsworth, CA 91311	representing the agreed value of the Location
Agreement and other
related contracts entered
into by Provision in
connection therewith and
contributed to the
Company by Provision,
including the Company
License Agreement,
Professional Services
Agreement and the
execution of the Business
Plan.
DB Dava LLC	c/o Drawbridge Special	Up to US$50,000,000 as	80%**
	Opportunities Fund, 1345	set forth on Exhibit C.
Avenue of the Americas,
46th Floor, New York, NY
10105

*Subject to increase as set forth on Exhibit C.

**Subject to reduction as set forth on Exhibit C.

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EXHIBIT B

PROFESSIONAL SERVICES AGREEMENT

[to be attached]

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EXECUTION VERSION

PROFESSIONAL SERVICES AGREEMENT AND COLLECTION OF PAYMENT AGREEMENT

This Professional Services Agreement (this “Agreement”) is made as of June 30, 2014 by and among Provision Interactive Technologies, Inc., a California corporation (“Provision”) and ProDava 3D, LLC, a Delaware limited liability company (“ProDava”). Each of Provision and ProDava, a “Party” and collectively, the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the LLC Agreement (as defined below).

RECITALS

WHEREAS, Provision has experience and skill in the sourcing, due diligence, acquisition, management, construction, servicing and marketing of the free-standing 3D holographic-based kiosk known as the “3D Rewards Center” with the capability to display, among others, 3D advertisements and dispense promotions, sweepstakes, samples, vended productions, and coupons (the “3D Systems”);

WHEREAS, as of the date hereof, Provision is a party to (i) the Location Agreement (as defined in the LLC Agreement (as defined below)), (ii) the Master Services Agreement dated as of June 14, 2013 (the “Master Services Agreement”), by and between Provision and FUJIFILM North America Corporation, (iii) the Sales Representation Agreement dated as of November 6, 2012 (the “Sales Representation Agreement”), by and between Provision and Hospital Media Network, LLC, (iv) the Advertising Sales Representation Agreement dated as of March 27, 2012 (the “Advertising Sales Representation Agreement I”), by and between Provision and ATM DVD Buying Group LLC, and (v) the Advertising Sales Representation Agreement dated as of January 8, 2013 (the “Advertising Sales Representation Agreement II”), by and between Provision and PharMark Inc. ((i) through (v) of this paragraph, collectively, the “Contracts”);

WHEREAS, in connection with the Contracts, and based on Provision’s experience and skill, ProDava will exclusively engage Provision to provide certain services on behalf of ProDava with respect to the sourcing, due diligence, acquisition, management, construction, servicing, and marketing of the 3D Systems financed and purchased by ProDava in Rite Aid (as defined in the LLC Agreement) stores pursuant to the terms of the LLC Agreement and the Location Agreement, and Provision has agreed to provide such services upon the terms and conditions set forth herein and in the Limited Liability Company Agreement of ProDava (the “LLC Agreement”), and the Business Plan (as defined in the LLC Agreement).

NOW THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.                   SERVICES PROVIDED BY PROVISION. Subject in all cases to the terms of the LLC Agreement and the Business Plan, Provision agrees to provide ProDava certain services (collectively “Services”) set forth below in accordance with this Agreement and the LLC Agreement:

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a.	Installation: All aspects of vendor identification, review, and diligence, including the coordination, communication, and implementation logistics of installation services of ProDava’s 3D Systems to Rite Aid in accordance with the Location Agreement. Installation services include, among others, location placement, connection, power-up, and diagnostic check of each 3D System, on-site training of Rite Aid’s managers and employees, as well as coordination, facilitation, and liaison with Rite Aid’s corporate offices. Installation services will be performed by FUJIFILM North America Corporation in accordance with the Master Services Agreement, or any other commercially reasonable third party service provider.

b.	Service and Maintenance: All aspects of vendor identification, review, and diligence, including the coordination and implementation of service and maintenance services of ProDava’s 3D Systems to Rite Aid. Service and maintenance services include routine preventative maintenance, cleaning, and stocking of ProDava’s 3D Systems installed in Rite Aid stores pursuant to the Location Agreement (including paper), providing for emergency repairs within normal and reasonable industry standards (generally within 48 hours), and remotely monitoring 3D System performance in accordance with the Location Agreement. Service and maintenance services will be performed by FUJIFILM North America Corporation in accordance with the Master Services Agreement, or any other commercially reasonable third party service provider.

c.	Network Administration: Coordination and review of retailer approval and retailer programs, scheduling and programming of advertising and advertiser playlists and content; coordination with advertisers and/or advertising agencies. All aspects of vendor identification, review, diligence, and management of Network Operations Center (“NOC”) utilized for the secure delivery of data, information, and content to/from all of ProDava’s 3D Systems installed in Rite Aid’s stores, and all necessary application “Software as a Service” (“SaaS”) required on same 3D Systems. NOC and SaaS will be performed by a third party service provider to be determined by Provision in its commercially reasonable discretion, or any other commercially reasonable third party service provider approved by ProDava.

d.	Advertising/Marketing: Coordinate, facilitate, manage, and/or sell all advertising to be placed on all ProDava’s 3D Systems installed in Rite Aid’s stores, either directly by Provision or indirectly by any other commercially reasonable third party service providers. Coordination, facilitation, and liaison with Rite Aid’s corporate offices for review, approval, and data collection of all advertising approved by ProDava.

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e.	Accounting/Purchasing: Coordinate, facilitate and prepare for audits for advertising accounts receivable, accounts payable, for all Services; payables for manufacturing, purchased supplies or goods (e.g., paper), installation, services, account management, and proof of play performance for advertisers, Rite Aid approved by ProDava.
f.	Manufacturing: All aspects of vendor identification, review, due diligence, and selection, including the coordination, communication, and implementation logistics of manufacturing of ProDava’s 3D Systems to Rite Aid. Manufacturing will be performed by Provision and/or other commercially reasonable third party manufacturing service providers.

2.                   OWNERSHIP OF 3D SYSTEMS. The Parties acknowledge that ProDava will retain title and ownership of the 3D Systems financed and purchased by ProDava pursuant to the LLC Agreement that are installed and managed by Provision at Rite Aid’s stores pursuant to the Location Agreement, and that Provision, in its role as an agent of ProDava but not insofar as it is a member of ProDava, will not acquire title to, any security interest in, or any rights of any kind in or to the 3D Systems (or any income, receipts, or revenues therefrom except for the right to receive fees as described in Sections 4 & 6).

3.                   STANDARD OF PERFORMANCE. Provision agrees to (i) perform the Services (a) in accordance with all applicable federal, state, local, and other governmental laws, rules, and regulations, (b) in accordance with the terms and provisions hereof, the LLC Agreement, and each applicable Contract, (c) in good faith and in the best interests of ProDava with a level of care and skill that is no less than reasonable and customary commercial standards for the type of Services to be performed by Provision hereunder, and (d) without regard to any relationship which Provision may have with ProDava or any of its affiliates, (ii) employ, engage, or otherwise provide at its cost adequate personnel to perform its duties hereunder, and (iii) not act on behalf of, or hold itself out as having the authority to act on behalf of ProDava in any manner which is beyond the scope of the terms of this Agreement without the prior written consent of ProDava, which consent may be given by ProDava’s sole discretion.

4.                   PROVISION’S COMPENSATION. As full compensation for rendering and performing Services under this Agreement, Provision shall be entitled to receive from ProDava, the unreimbursed expenses incurred by Provision and approved by ProDava in accordance with the Business Plan (the “Reimbursable Expenses”). Provision shall provide ProDava with an invoice which shall include the following in reasonable detail: (i) the time period for which work and expenses are billed; (ii) the quantity of work performed by Provision (or a commercially reasonable third party service provider) and the number of corresponding ProDava 3D Systems installed at Rite Aid’s stores; (iii) the hourly rates charged by a commercially reasonable third party service providers, if applicable; (iv) reasonable travel expenses incurred by Provision by type and amount; and (v) the total amount. Upon receipt of each invoice, together with appropriate documentations supporting each line item on such invoice, ProDava shall review and approve each such line item and following ProDava’s approval in accordance with the Business Plan, ProDava shall reimburse Provision for the Reimbursable Expenses. To the extent that there are any disputes between the Parties with respect to any line item on an invoice, the Parties shall negotiate in good faith to promptly resolve any such dispute.

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5.	CONFIDENTIAL INFORMATION.

a.	The term “CONFIDENTIAL INFORMATION” shall mean: (i) any and all information which is disclosed by either Party (“Disclosing Party”) to the other Party (“Recipient”) verbally, electronically, visually, or in a written or other tangible form which is identified by the Disclosing Party as confidential or proprietary and (ii) the terms of this Agreement, including without limitation, any invoices submitted by Provision in accordance with this Agreement. Confidential Information may include, but not be limited to, trade secrets, computer programs, software, documentation, formulas, data, inventions, techniques, marketing plans, strategies, forecasts, suppliers, customers, employee information, financial information, and confidential information concerning Disclosing Party’s business or organization. In addition, Confidential Information may include information concerning possible future products or methods, including information about research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, leasing, and/or software (including third party software).

b.	Confidential Information shall be treated as strictly confidential by Recipient and shall not be disclosed by Recipient to any third party except to a third party operating under non-disclosure provisions no less restrictive than the provisions contained in this Section 6 and who have a justified business “need to know”; provided, however, the provision of this Section 6 shall not apply to any Confidential Information which either Party can establish by sufficient evidence:

(a)    was in the possession of, or was rightfully known by the Recipient without an obligation to maintain its confidentiality prior to receipt from Disclosing Party;

(b)     is or becomes generally known to the public; (c) is obtained by Recipient in good faith from a third party, to the knowledge of the Recipient having the right to disclose it without an obligation of confidentiality to the Disclosing Party; (d) is independently developed by Recipient without the participation of individuals who have had access to the Confidential Information; or (e) is required to be disclosed by court order or applicable law, provided notice is promptly given to Disclosing Party and provided further that reasonable diligent efforts are undertaken to limit disclosure.

c.	The Recipient shall not obtain, by virtue of this Agreement, any rights, title, or interest in any Confidential Information of the Disclosing Party. As promptly as practicable, following the termination of this Agreement, each Party shall certify in writing to the other Party that all copies of Confidential Information of the other Party in any form, including partial copies, have been destroyed and returned (except for one copy which may be retained by the Recipient for its internal record keeping purposes).

d.	The terms of this Section 5 shall survive for a period of two (2) years following the termination of this Agreement.

6.	COLLECTION OF 3D SYSTEMS’ REVENUE.

a.	The Parties acknowledge and agree that as of the date hereof, Provision is a party to the Location Agreement and that Provision has certain obligations thereunder to pay Rite Aid from net revenues generated from the Products subject to and in accordance with the terms set forth therein.
b.	Notwithstanding anything contrary contained in this Agreement, the LLC Agreement, or any contract with a third party (including any Contract), Provision acknowledges and agrees that any and all cash, cash equivalent, revenue or other income generated from any source whatsoever from ProDava’s 3D Systems (collectively the “3D Systems’ Revenue”) is the property of ProDava. Accordingly, Provision shall (i) use commercially reasonable efforts to cause Provision’s representatives, employees, agents, contractors, and subcontractors (collectively, “Provision’s Representatives”) to promptly collect all 3D System’s Revenue due and remit all such 3D System’s Revenue to a bank account in the name of ProDava (the “ProDava Deposit Account”) and (ii) cause Rite Aid and any 3D System advertiser to promptly deposit or cause to be deposited all 3D Systems’ Revenue into the ProDava Deposit Account.

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c.	The Parties agree that they shall negotiate in good faith to promptly amend this paragraph to allow Provision to deposit or caused to be deposited 3D System’s Revenue into an account in the name of Provision and fully controlled by ProDava for a one-day period upon Provision completing the following requirements: (i) removal of all tax liens on Provision, (ii) Provision’s parent company, Provision Holding, Inc. becoming current in their 10-K and 10-Q filings, and (iii) any short term or long term holder of more than $100,000 of convertible notes agree to waive its rights to exercise any remedies thereunder for a past present or future default for a period of three (3) years from the date of this Agreement.

d.	In the event that the Parties amend this paragraph in accordance with Section 6(b) above, Provision shall (i) use commercially reasonable efforts to cause Provision’s Representatives to promptly collect all 3D System’s Revenue due and remit all such 3D System’s Revenue to a bank account in the name of Provision (the “Provision Deposit Account”), (ii) cause any 3D System advertiser to promptly deposit or cause to be deposited all 3D Systems’ Revenue into the Provision Deposit Account, (iii) cause a daily transfer of all such 3D System’s Revenue then on deposit in the Provision Deposit Account to be promptly transferred into ProDava Deposit Account and (iv) agree, on behalf of itself and any of its affiliates, including its parent company, Provision Holding, Inc., to not use any of the 3D System’s Revenue to satisfy any of its or any of its affiliate’s existing or future indebtedness.

7.                   BOOKS AND RECORDS. Provision shall and shall cause each of Provision’s Representatives to maintain appropriate controls and records regarding the receipt and disbursement of all monies and to provide ProDava with regular, detailed reporting with respect to ProDava’s 3D Systems installed in Rite Aid’s stores and all related services pursuant to the applicable Contract. At all times during the term of this Agreement, Provision shall maintain a complete and accurate set of all files, books, and records of all business activities and operations, pertaining to ProDava’s 3D Systems, conducted by Provision and received from any of Provision’s Representatives in connection with Provision’s performance under this Agreement. Provision shall make all such files, books, and records available to ProDava at a reasonable time and place as ProDava may require from time to time and shall furnish all related information as ProDava may reasonably request. Except as otherwise set forth in this Agreement, Provision shall maintain and prepare all accounts required under this Agreement in accordance with U.S. generally accepted accounting principles for income tax basis accounting, consistently applied.

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8.                   INDEMNITY GENERALLY. As a material inducement to each Party to enter into this Agreement, each Party hereby unconditionally and irrevocably covenants and agrees to indemnify, defend, and hold harmless the other Party, its affiliates, successors, and assigns, and all of its and their respective directors, officers, managers, members, partners, agents, employees, and controlling persons (collectively, “Indemnitee”) against any and all claims, liabilities, losses, damages, penalties, actions, judgments, fines, forfeitures, amounts paid in settlement, costs, or expenses, including all reasonable attorneys’ fees, costs, fees and expenses of defense, appeal, and settlement of any proceedings instituted against any Indemnitee, and all costs of investigation in connection therewith actually and reasonably incurred in connection with any claim(s) against any Indemnitee to the extent resulting or arising from or relating to the breaching Party’s or any of its representatives’ material breach of this Agreement or gross negligence, bad faith, or willful misconduct in connection with such breaching Party’s performance (or lack of performance) under this Agreement. Breaching Party further covenants and agrees to make full and timely payment to each and every Indemnitee of any reasonable expenses (including reasonable attorneys’ fees) which such Indemnitee may incur in the enforcement of this Section 9 against such breaching Party.

9.                   PATENT AND COPYRIGHT INDEMNITY. In addition to the indemnification obligations set forth in Section 8, Provision shall indemnify, defend, and hold harmless ProDava and each of its directors, officers, managers, members, partners, agents, employees, and controlling persons against any claims that the Work Product (as defined below) provided by Provision to ProDava or used or delivered by Provision in connection with its performance under this Agreement or the LLC Agreement infringes any United States patent or copyright of any person, provided that Provision is given prompt notice of such claim (if such claim is against ProDava directly) and is given information, reasonable assistance, and the sole authority to defend or settle such claim. In the defense or settlement of any claim, Provision shall, in its reasonable judgment and at its option and expense: (i) obtain for ProDava the right to continue using the Work Product; (ii) replace or modify the Work Product so that it becomes non- infringing while giving equivalent performance; or (iii) if Provision cannot provide the remedies in (i) or (ii) after it best commercially reasonable efforts, as its sole obligation, terminate the license for the infringing Work Product and return the Reimbursable Expenses and other amounts paid by ProDava to Provision for such Work Product. Provision shall have no liability to indemnify and defend ProDava to the extent (i) the alleged infringement is solely based on infringing information, data, software, applications, service, or programs created or furnished by ProDava without any input from Provision, (ii) the alleged infringement is the result of a modification made by ProDava, or (iii) ProDava uses the Work Product in violation of this Agreement or the underlying license to use such Work Product.

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10.	REPRESENTATIONS AND WARRANTIES.

a.	Each Party represents and warrants to the other Party that (i) it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, (ii) the execution, delivery, and performance of the obligations set forth herein does not and will not conflict with, violate, or result in a breach of (a) any of the terms, conditions, or provisions of such Party’s organization documents, (b) any agreement or instrument to which such Party is now a party or by which such Party is bound, or (c) any law, regulation, order, writ, injunction, degree, determination or award of any court, any governmental authority now applicable to such Party, or any of its affiliates, or (d) constitute a default under any of the foregoing.

b.	Provision represents and warrants to ProDava that (i) the Services will be performed in a professional and workmanlike manner in accordance with customary industry standards and (ii) to the knowledge of Provision, Work Products will not infringe any United States patent or copyright of any person. To the extent Services provided by Provision are advisory, no specific result is assured or guaranteed.

11.               LIMITATION OF LIABILITY. FOR THE AVOIDANCE OF DOUBT, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOSS OF PROFITS.

12.               RIGHTS TO WORK PRODUCT. Any work, findings, analyses, conclusions, opinions, recommendations, ideas, techniques, know-how, designs, programs, tools, applications, interfaces, enhancements, software, and other technical information (collectively “Work Product”) created by Provision for Provision’s customers (other than the ProDava’s 3D Systems manufactured and installed by Provision at Rite Aid’s stores) in the course of performing the Services hereunder are the property of Provision and are licensed to ProDava, without further license fees; provided, however, to the extent such Work Product provided to ProDava by Provision contains ProDava’s Confidential Information, ProDava shall retain title and exclusive ownership to such Confidential Information. ProDava shall have no right to sublicense, transfer, assign, convey, or permit any third party to use or copy any Work Product.

13.               INDEPENDENT CONTRACTOR STATUS. Provision performs this Agreement as an independent contractor, not as an employee, partner, agent or other representative of ProDava.

14.               NOTICE. All notices or other communications referenced under this Agreement shall be made in writing and sent to the address designated above or designated from time to time in writing by the Parties. All notices shall be deemed given to the other Party if delivery receipt is confirmed using one of the following methods: registered or certified first class mail, postage prepaid; recognized courier delivery; or electronic mail.

15.               WAIVER. No modification to this Agreement nor any failure or delay in enforcing any term, exercising any option, or requiring performance shall be binding or construed as a waiver unless agreed to in writing by the Parties.

16.               GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws and decisions of the State of New York, without regard to the conflicts of law provisions thereof. Any suit or proceeding arising in respect to this Agreement will be tried in any court located in the State of New York, and each of the parties hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such courts.

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17.               WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.               FORCE MAJEURE. Except for ProDava’s obligation to pay Provision, during the pendency of a Force Majeure Event, neither Party shall be liable for any failure to perform its obligations under this Agreement if such party is prevented from doing so by acts of God or public enemy, fire, floods, storms, earthquakes, riots, strikes, war, and restraints of government (each a “Force Majeure Event”); provided, however, each party shall use commercially reasonable best efforts to mitigate any losses or damages as a result of such Force Majeure Event.

19.               GENERAL. Except as otherwise specifically stated herein, remedies shall be cumulative and there shall be no obligation to exercise a particular remedy. If any provision of this Agreement is held to be unenforceable, the other provisions shall nevertheless remain in full force and effect. This Agreement, the LLC Agreement, the Business Plan and the Company License Agreement shall constitute the entire understanding between the Parties with respect to the subject matter herein and may only be amended or modified by a writing signed by a duly authorized representative of each Party. This Agreement may be executed by facsimile. This Agreement replaces and supersedes any prior verbal or written understandings, communications, and representations between the Parties regarding the subject matter contained herein. No purchase order or other ordering document that purports to modify or supplement the printed text of this Agreement or any Exhibit shall add to or vary the terms of this Agreement or Exhibit. All such proposed variations, edits, or additions (whether submitted by Provision or ProDava) to this Agreement are objected to and deemed material unless otherwise mutually agreed to in writing.

[SIGNATURE PAGES FOLLOW]

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EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the date first written above.

PROVISION INTERACTIVE TECHNOLOGIES, INC.

By/s/Curt Thornton

Name: Curt Thornton

Title:	CEO

ProDava 3D, LLC

By/s/Curt Thornton

Name: Curt Thornton

Title:	Authorized Signatory

By: /s/Sean Davatgar

Name: Sean Davatgar

Title: Authorized Signatory

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[Signature Page to Professional Services Agreement]

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EXHIBIT C

DF CAPITAL CONTRIBUTIONS

1.	Capital Commitment: DF shall initially contribute US$2,000,000 to the Company (the “Initial Investment Funds”) within three (3) days of the Effective Date which shall be used by the Company to pay the Reimbursable Expenses in accordance with Section 4 of the Professional Services Agreement and to manufacture and purchase from Provision 200 Products which will be placed at Rite Aid stores in accordance with the Business Plan. Thereafter, DF shall contribute an aggregate maximum of US$50,000,000 (inclusive of the Initial Investment Funds) to the Company (the “Total Investment Funds”) which shall be funded by DF to the Company pursuant to the tranches and schedule set forth below. Any portion of the Total Investment Funds funded by DF in accordance with the foregoing shall be used by the Company to pay the Reimbursable Expenses in accordance with Section 4 of the Professional Services Agreement and the Business Plan. For purposes of this Agreement, “Investment Funds” shall mean any Capital Contributions by DF. The Investment Funds shall not be, nor shall they be construed to be, in the form of debt; all Investment Funds will be associated with DF’s equity ownership in the Company.

	Tranches of Investment Funds	Funding Date	Use of Funds
1	$2,000,000	Within three (3) days of the Effective Date	Limited to manufacturing Products designated in Phase 1 on Addendum “B” of the Location Agreement at a maximum price per each Product set forth in the Business Plan narrative under “Per Unit CapEx”, Reimbursable Expenses in accordance with Section 4 of the Professional Services Agreement
2	Up to $12,000,000	As mutually agreed by the parties after the Reimbursable Expenses (as defined in Section 4 of the Professional Services Plan) are approved in accordance with this Agreement and	Limited to manufacturing Products designated in Phase 2 on Addendum “B” of
		the Professional Services Agreement	the Location Agreement at a maximum price per each Product set forth in the Business Plan narrative under “Per Unit CapEx”, Reimbursable Expenses in accordance with Section 4 of the Professional Services Agreement
3	Up to $12,000,000	As mutually agreed by the parties after the Reimbursable Expenses are approved in accordance with this Agreement and the Professional Services Agreement	Limited to manufacturing Products designated in Phase 3 on Addendum “B” of the Location Agreement at a maximum price per each Product set forth in the Business Plan narrative under “Per Unit CapEx”, Reimbursable Expenses in accordance with Section 4 of the Professional Services Agreement
4	Up to $12,000,000	As mutually agreed by the parties after the Reimbursable Expenses are approved in accordance with this Agreement and the Professional Services Agreement	Limited to manufacturing Products designated in Phase 4 on Addendum “B” of the Location Agreement at a maximum price per each Product set forth in the Business Plan narrative under “Per Unit CapEx”, Reimbursable Expenses in accordance with Section 4 of the Professional Services Agreement
5	Up to $12,000,000	As mutually agreed by the parties after the Reimbursable Expenses are approved in accordance with this Agreement and the Professional Services Agreement	All others Products that are not include in Phases 1 – 4 above at a maximum price per each Product set forth in the Business Plan narrative under “Per Unit CapEx”, Reimbursable Expenses in accordance with Section 4 of the Professional Services Agreement

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2.	Recalculation of Percentage Interests: From the Effective Date until a date DF fails to fund any portion of the Total Investment Funds in accordance with paragraph 1 above (the “Funding Termination Date”), the Members shall each own the Percentage Interest in the Company as set forth on Exhibit A. However, on the Funding Termination Date, subject to paragraph 3 below, DF’s Percentage Interest shall be reduced if DF’s Total Capital Contributions do not equal the Total Investment Funds, which Percentage Interest shall be recalculated as follows: DF’s Percentage Interest shall equal DF’s Total Capital Contributions made up to the Funding Termination Date (“DF’s Total Capital Contributions”) divided by DF’s Total Capital Contributions plus $12,500,000. For example, if DF’s Total Capital Contributions equal $26,000,000, then DF’s Percentage Interest would be reset to 67.53% ($26,000,000/($26,000,000 + $12,500,000)).
3.	Notwithstanding the foregoing or anything to the contrary herein, on the Funding Termination Date, DF’s Percentage Interest shall not be reduced if DF’s Total Capital Contributions do not equal the Total Investment Funds due to the fact that (i) there are no additional Rite Aid stores to place the Products (i.e., all Rite Aid Stores currently have Products) or the Location Agreement has been terminated or materially amended or (ii) additional retail market agreements have not been executed by Provision, which retail market agreements include financial terms, and represent investment opportunities, which are as or more favorable to ProDava (as determined in the reasonable judgment of DF) and no further capital would be needed from DF.

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EXHIBIT D

TAX MATTERS PARTNER

•	DF

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